Exhibit 107

Calculation of Filing Fee Table

F-3

(Form Type)

Lanvin Group Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Ordinary Shares	Rule 457(c)	42,712,386(1)	1.53(2)	$65,349,950.58(2)	0.00014760	$9,645.65

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$65,349,950.58		$9,645.65

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$9,645.65

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional ordinary shares of Lanvin Group Holdings Limited (the “Registrant”), par value $0.000001 per share (“Ordinary Shares”), that may be issued to prevent dilution from share splits, share dividends or similar transactions that could result in an increase to the number of outstanding Ordinary Shares.

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share and maximum aggregate offering price are based on the average of the high and low sale prices of the Ordinary Shares as reported on the New York Stock Exchange on July 17, 2024, which date is within five business days prior to filing this registration statement.